MARTIN MIDSTREAM PARTNERS THIRD QUARTER 2005 EARNINGS CONFERENCE CALL
Operator:
Greetings ladies and gentlemen and welcome to the Martin Midstream Partners Third Quarter 2005 Earnings Conference Call. At this time all participants are in a listen-only mode. A question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer of Martin Midstream Partners. Thank you Mr. Bondurant, you may begin.
Bob Bondurant, Chief Financial Officer:
Thank you, sir. Just to let you everyone know who is on the call today we have Ruben Martin, Chief Executive Officer of the company, and Scott Martin, who manages our marine transportation business, and both of these gentlemen are directors of our general partner as well.
Before we get started with any formal comments, I need to make our typical forward-looking disclaimer disclosure. Certain statements made during this conference call may be forward-looking statements, including, but not limited to statements related to the following future matters — financial forecast, future performances, our ability to make distributions to unit holders, as well as any other statements that are not historical fact. The words anticipated, estimate, expect, and may project and similar expressions are intended to be among the statements identified as forward-looking statements made during the call. Additional information concerning these factors that could cause actual results to differ is contained in our annual report, as well as our quarterly reports filed from time to time with the SEC. We report our financial results in accordance with generally accepted accounting principles, from time to time we use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow and EBITDA, because management believes that these measures might provide users of this financial information with meaningful comparisons between current results and prior reported results and meaningful measures of our cash flow after we have satisfied the capital and related requirements of our operations. Distributable cash flow is not a measure of financial performance or liquidity under GAAP, or a substitute for comparable measures provided in accordance with GAAP, and should not be considered in isolation as an indicator of our performance.
We also included in our press release issued a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and our third quarter 10-Q are available at our website www.martinmidstream.com. Now with that out of the way I’d like to comment on our third quarter performance.
For the third quarter we had net income of $4.8 million or 56¢ per unit, compared to $1.9 million or 22¢ per unit for the third quarter of ‘04. Our distributable cash flow was $7 million for the third quarter of ‘05 compared to $4 million for the third quarter of the previous year, a 75% increase. This increase was primarily driven by the $3 million increase in quarterly earnings when comparing the third quarter of ‘05 to the third quarter of ‘04. When comparing the third quarter to the previous quarter of ‘05, income grew 64%. Distributable cash flow for the same period grew $2.6 million, or 57%, so as you might guess we are very pleased by our third quarter performance.
Now I would like to look at our performance by business segment for the third quarter of ‘05 in comparison to our previous quarter’s performance.
For the terminalling and storage segment, when comparing the third to the second quarter, operating income fell $382,000 to $1.8 million. We recognized $622,000 of expenses related to both hurricanes Katrina and Rita in the third quarter of ‘05, which of course negatively impacted our operating income. Without this charge, our terminalling operating income would have increased $240,000, or 11% in the third quarter when compared to the second quarter. Excluding the hurricane impact, our business improved as a result of increased volume throughput at our full service terminals and at our fuel and lubricant terminals. This volume increase was the result of more offshore rigs working out of our marine shore bases.
Let me now try to give some clarity to our hurricane charges. The $622,000 charge that hit our operating expense line in our terminalling segment was the result of costs that fall under our insurance deductibles for both wind and flood damage. In addition to this cash charge, we also took a non-cash impairment charge equal to the net worth value of assets destroyed by the hurricanes. This charge was $1.2 million. We then accrued for an insurance receivable equal to the $1.2 million and therefore had no impact to our third quarter income statement. As our insurance coverage from flood damage is greater than $1.2 million, we believe in a subsequent quarter we will most likely collect more than $1.2 million and at that time we will look again on involuntary conversion of assets. We will then use the insurance proceeds collected to reinvest in our damaged terminal assets. Although we have some damaged assets at certain locations, business transferred to other locations. As a result, there has been minimal negative impact to cash flow from our marine shore bases taken as a whole.
Now moving to our marine transportation segment. At first glance it appears operating income fell $633,000 in the third quarter when compared to the second quarter. However, because we know own 100% of CF Martin Sulphur, we now consolidate CF Martin into our results, and as a result have to eliminate any inter-segment transactions. CF Martin uses one of the marine transportation off-shore vessels to move its sulfur across the Gulf of Mexico to Tampa. We had to eliminate $1.2 million of revenue from the marine transportation segment and eliminate $1.2 million of operating expenses from our sulfur segment. So our reporting numbers for the marine transportation segment were negatively impacted by this $1.2 million elimination entry.
Without this bookkeeping entry, marine transportation operating income in the third quarter would have increased by $537,000 when compared to the second quarter. This increase was the result of heavy demand on our inland transportation system that has helped increase utilization and to a certain degree has helped increase our time charter rates. We continue to be able to pass through a significant portion of our increased fuel costs as well.
As you see from our third quarter 10-Q, we had a record quarter in our LPG segment. Operating income grew $2.3 million in the third quarter compared to the second quarter. Our margin per gallon 6.2¢ in the third quarter compared to 2.3¢ in the second quarter. This increase was the result of rapid price increases that occurred in the third quarter as a result of Hurricane Katrina, which hit in south Louisiana. Numerous LPG production facilities were impacted, which reduced supply. As a result, prices rose quickly and the impact to us was an increase in margins that was attributed to this extraordinary event that impacted the market. We believe going forward that our margins will be more in line with our historical performance
In our fertilizer segment, operating income fell $323,000 or 36% in the third quarter when compared to the second quarter. A decrease is normal as the second quarter is our strongest performing quarter due to the height of the spring fertilizer season. However, when we compare the third quarter of ‘05 to the third quarter of ‘04, operating income grew $765,000. This was because sales of MagAmp, which is our low-volume, high-margin, premium-priced product, occurred in the third quarter of this year. A year ago these sales were in the fourth quarter. Therefore, our expectation is that the fourth quarter’s operating income in ‘05 will be less than the fourth quarter of ‘04.
In the third quarter, our sulfur segment contains the performance of Bay Sulfur, which we acquired in ‘05, and CF Martin, which we acquired the remaining equity interest we did not own on July 15, ‘05. As I previously discussed in the marine transportation segment, the sulfur segment benefited from a $1.2 million elimination of operating expenses. Without this elimination, operating income would have been $624,000. The majority of this operating income for the third quarter was from our Bay Sulfur business, which is the sulfur prilling operation on the west coast. The contribution from CF Martin was minimal, as unlike our marine transportation segment, we have been unable to pass through increased fuel costs into the structure of our sulfur contracts.
We believe in 2006 with the rollover of our sulfur sales and purchases contract, we will be able to pass through a large portion of these higher fuel costs. The construction of our new sulfur priller, which we are building in our Neches facility, will also be included in this segment. This facility will be on line in the first quarter of 2006.
As you are probably aware we closed the acquisition of Prism Gas Systems yesterday. In combination with this closing we entered into a new five-year $225 million secured credit facility, consisting of a $130 million term loan facility and a $95 million revolving credit line with an optional $100 million accordion feature. This new facility bears interest at LIBOR plus 3.25. This pricing is based on a leverage grid, therefore as our leverage improves the pricing on this facility will likewise improve.
Our borrowings that we initiated yesterday on the new facility, our total borrowings are $182 million, of which $130 million term loan facility is fully drawn and a balance of $52 million is drawn on the revolving credit facility. In addition to that, we have $9 million of MARAD debt outstanding as well. That concludes my formal comments so I will now turn the discussion over to Ruben Martin, our CEO.
Ruben Martin, Chief Executive Officer:
Thank you, Bob. I’m just going to touch on a few smaller items that we have going forward into 2006. We have a lot of internal projects that we’ll be working on next year. Now that we have the Prism acquisition closed and behind us we can concentrate more on these internal projects and business growth, not from acquisitions but from internal type growth.
Our sulfur segment has continued to perform poorly. October had a lot of problems with the hurricane. We are downsizing that system because we are so dependent upon transportation and right now the transportation in the hydrocarbon business, diesel and fuel oils seems to be extremely tight, so we are converting the vessel that will come out of the expense of our sulfur segment and it will go into either diesel fuel service or fuel service, heavier fuel service, and generate the same or more income for the marine segment but reduce the expenses by $7 to $8 million at our sulfur segment. What it’s allowed us to do this is the priller which gives us a world outlet for our multi-sulfur purchases and that will alleviate any back up we have and give us the ability to service our refineries continuously by taking off their sulfur.
With that I will turn it over back to Dan to open up the floor for any questions.
Operator:
Thank you. Ladies and gentlemen to this time we will be conducting a question and answer session. If you would like to ask a question please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the star keys. Our first question is coming from Ron Lundy from AG Edwards. Please proceed with your question.
Q: Thank you. Just curious...can you put a number on the amount of internal growth projects you have that can come on stream in 2006 and what kind of EBITDA that might throw off?

A: We believe internally, I would put the number close to $40 million. Most of the EBITDA are in the 6 to 8 range, 5 to 8 range — multiple EBITDA.
Q: Okay. Could you maybe go into a little more detail about what you just mentioned, with shifting some of the transportation away from sulfur to fuel oil?
A: One of our vessels, the Orion Poseidon, has been in sulfur service for over three years now and as the sulfur market has changed and you’ve seen what our sulfur segment has done, we’ve made the decision to downsize that slightly and given up some contracts across Gulf transportation in order to move into a higher value product and higher gross margin products and higher transportation freight means that we can charge for that transportation.
Historically, we needed surplus transportation across Gulf because if we had additional production on the Gulf coast side of sulfur we had to get it across the gulf to Tampa. Now with the priller we’ll be able to just burst those into the priller and go into the international market, which doesn’t require cross-gulf transportation. So it’s going allow us to move from sulfur into much higher value products. As Scott says is that when you look at the value of fuel at 600 or 700 dollars a ton and sulfur is moving across the Gulf it’s worth 50 or 60 dollars a ton, you can see the freight component of it is much less, which allows people to pay more for the freight component. So it’s just a switch in the deal but I think if you look at the sulfur segment, as Bob said earlier, it has been flat to down, so we’re taking measures in order to alleviate that problem.
Q: Does it change anything with regards your sulfur terminals?
A: No, not at all. We will continue to utilize the sulfur terminals. It does not decrease revenue because we were going through third party terminals and different things. So since we’re going through other terminals our expenses should come down in those areas too.
Q: Do you lease any terminals in Tampa?
A: We have exchanges and terminal throughput arrangements with other companies in Tampa.
Q: Do any of those expire in the near term?
A: One is continued on and one expires.
Q: Do you anticipate any problems with that expiration?
A: No. We have our own terminal down there. I think if you’re talking about what we have on third parties or what third parties have with us, no, we do not have any of those expiring.
But it’s a benefit for it to expire because we’re not moving the volume through Tampa next year as we will have this past year.
Q: Okay do you have some leases with Transmontaigne in Tampa?
A: Transmontaigne is a customer of ours in Tampa — on bunker-type product, heavy oil products — and that’s just a lease. Doesn’t have anything to do with sulfur, but they are a customer of ours in Tampa.
Q: Will that revenue be on our terminalling segment throughput?

A: That’s correct, it’s in the terminalling segment throughput.
Q: Okay. Thank you.
Operator:
As a reminder ladies and gentlemen, if you do have a question it is *1 on your telephone keypad at this time. Our next question is coming from Kevin Gallagher of RBC Capital Markets.
Q: Good morning. Now that your Prism acquisition is closed, can you remind us what level of coverage you’re comfortable with considering the initial gathering and processing?
A: The level of coverage of...
Q: Cash flow coverage on your distribution.
A: Our target has always been 1.05.
Q: Okay. And you don’t see that going up with the initial commodity sensitivity?
A: Well, you know part of the thing now is because the LP Gas segment in that quarter and so forth as we monitor these cash flows and try to determine where those cash flow are coming from I think will be the sensitivity that we look at concerning what types of coverage we look at.
A: Let me add to that. Historically we’ve been really, our distribution has really been almost 1 to 1, so our target being 1.05 kind of allows for some of that commodity price sensitivity.
Q: Okay. And when you redeem your US guaranteed ship financing bonds do you have any plans to add any fixed rate debt?
A: Our target is to potentially add some fixed rate debt. We’re studying that very closely right now.
Q: Okay. Are you going to have any hurricane-related charges for the fourth quarter or is that all behind us?
A: We believe it’s all behind us. We looked at it very hard and worked our way through the numbers very well. We are fairly confident that there should be no more charges.
There’ll be a P&L effect in the fourth quarter slightly on CF Martin but on the other terminals we were back up in operation. The oil was moved through our other terminals when they could not get in to the ones that were damaged, they cleaned our other terminals. So the net effect on most all of the operation was no P&L effect.
A: And what Ruben was talking about is different to what I was talking about. I was talking about direct hurricane expenses for repairs, etc, Ruben was talking about the impact of the business which I think is the CF Martin...
A: Yes, what happened was we were ready to go almost within 2 to 3 days and the refineries that needed our facilities were obviously weeks before they started back up, so the sulfur volumes in October dropped dramatically.

Q: Okay. I guess propane prices have come down, are still fairly high what kind of LPG margin of prices are you seeing quarter to date and what are your expectations for the quarter?
A: Like I said in my previous statement, our margin was 6.2¢ this quarter and historically they run in the 2.5¢ range, and I foresee them being more in line with historical.
Q: And then as far as SG&A...as far as your adjustments for your accounting, treatment and collections for your previously written off bad debt, what do you see SG&A at for the quarter and is that a reasonable...?
A: I think the number’s reasonable to the level it is now when you factor in that collection of previous bad debt I would add that back in. That should be the base business SG&A. Now coming along with Prism, Prism brings across an SG&A of roughly $2.5 million on an annual basis, so you’ll see that begin to creep into the numbers.
Q: Okay, thank you.
Operator:
As a reminder ladies and gentlemen, if you do have a question it’s *1 on your telephone keypad at this time. We do have a follow-up question coming from Ron Lundy of AG Edwards. Please proceed with your question.
Q: You said the margins in LPGs are like 6¢. Was that just because of the hurricanes or what caused that — I mean that’s record kind of territory.
A: Yes it is, and that is what we disclosed in the Q what we had, because the price slope was so dramatic such a spike. It was that rapid price increase that allowed us to stretch our margins for a period of time and when you have routine price changes and not so much volatility, you’re obviously not able to do that. So it was just a one-time extraordinary event
Q: Okay, thanks.
Operator:
And our next question is coming from James Chantell, he’s a private investor.
Q: Hi. I was wondering of your plans for equity issuance that you have issued previously remain unchanged?
A: We are looking at that to pay down our debt, give us some drive power to continue on this growth rate.
Q: So what would be again, funding beyond sort of the 50/50 equity debt split?
A: I think at the end of the day we would have, our leverage ratio would be below the 50/50 to let us continue to grow. Like Ruben talked about, we have $40 million worth of projects, etc.
Q: And how do you view the private versus public equity markets at this point?
A: The private versus public as far as private meaning private placement of equities into a fund, a closed end fund, or whatever?
Q: Yes.

A: We have looked at them both. We obviously...our float is pretty low and our company right now we would like to see a little more float and a little more activity on that standpoint. But we are open to all aspects of equity.
A: We do like the idea of getting more public float out there — that is a goal of ours.
Q: Thank you.
Operator:
We have no further questions in the queue at this time gentlemen.
Ruben Martin:
Well thank you for calling in and don’t forget to go your Veterans Day parade or your veterans celebration — it is Veterans Day and we honor our vets. Thank you for your time.
Operator:
Ladies and gentlemen, that concludes today’s teleconference, you may disconnect your lines at this time. Thank you for your participation.